Exhibit 10.8

                             Global Gold Mining, LLC
                   45 East Putnam Avenue o Greenwich, CT 06830
                      Tel: 203.422.2300 o Fax: 203.422.2330

                     Zarobyan 1/1 o Yerevan, Armenia 375009
                     Tel: 3741.58.98.56 o Fax: 3741.54.56.98


                                                              September 29, 2006

Mr. Simon Cleghorn
Yerevan, Armenia


Dear Simon:

         This letter agreement memorializes your resignation effective September 30, 2006 as Director of Exploration and Mining of Global Gold Mining, LLC pursuant to your August 1, 2005 Employment Agreement, as amended August 1, 2006. According to your August 1, 2005 restricted stock award, 15,000 of the total 45,000 shares of Global Gold Corporation have vested; according to your December 29, 2005 restricted stock award, none of the 10,000 shares awarded have vested. Please return the certificates representing those awards, and the transfer agent will be requested to issue you a new certificate for the 15,000 shares which have vested.

         Effective October 1, 2006, you will be employed as "Senior Geologist for Exploration," available for up to five working days per month, or as mutually agreed. Your compensation will be based on actual days worked and will be at the rate of $600 (USD) per day. Global Gold Mining shall pay income, social security and other employment related taxes imposed by Armenian law, and you will be subject to the employment terms and conditions applicable to the general staff.

                                                              Sincerely,


                                                              Van Z. Krikorian,
                                                              Manager

Acknowledged and Agreed


Simon Cleghorn